Exhibit 99.1
FREMONT GENERAL CORPORATION ENTERS INTO FORBEARANCE
AGREEMENT WITH MAJORITY SENIOR DEBT HOLDER
     (BREA, CALIFORNIA) — June 2, 2008: Fremont General Corporation (“Fremont General” or the “Company”) (OTC: FMNT), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“Bank”), announced today that the Company entered into a Forbearance Agreement (the “Agreement”) with Tennenbaum Multi-Strategy Master Fund (“Tennenbaum”), the majority holder of the Company’s $166.5 million of Series B 7.875% Senior Notes due March 2009 (“Senior Notes”), which is intended, among other things, to facilitate the closing of the transactions contemplated by the Purchase and Assumption Agreement (the “Purchase Agreement”), dated April 13, 2008, by and among the Company, the Bank, CapitalSource, Inc. (“CapitalSource”) and certain subsidiaries of each company, which provides for the sale by the Bank of certain designated assets and certain liabilities, including all of the Bank’s deposits to CapitalSource Bank, a proposed California industrial bank and indirect wholly-owned subsidiary of CapitalSource.
     Pursuant to the terms of the Agreement, Tennenbaum agreed that during the Forbearance Period (as defined below), it will not, and will direct the trustee of the Senior Notes not to, take, or cause another person to take, any action, to accelerate (or cause the acceleration of) the maturity of the Senior Notes or to otherwise enforce payment of the overdue principal on the Senior Notes, or to exercise any other default-related rights and remedies available to Tennenbaum against the Company under the Indenture, dated March 1, 1999 (the “Indenture”) for the Senior Notes or applicable law with respect to the Senior Notes. Upon the expiration of the Forbearance Period, Tennenbaum will be entitled, but not required, to exercise any of its rights and remedies under the Agreement, the Indenture, or applicable law. In accordance with the Agreement, the Company will pay for certain fees and expenses incurred by Tennenbaum in connection with the Agreement. The “Forbearance Period” means the period commencing from May 28, 2008 through the earliest to occur of (i) the consummation of the transactions contemplated by the Purchase Agreement; (ii) the Bank’s banking regulators denial of the transactions contemplated by the Purchase Agreement; (iii) the termination of the Purchase Agreement; or (iv) such earlier date upon the occurrence of certain events.
     Also under the terms of the Agreement, Tennenbaum, as the majority holder of the Senior Notes, instructed the trustee to enter into the Supplemental Indenture (the “Supplemental Indenture”), which was effective on May 28, 2008. The Supplemental Indenture modifies the terms of the Indenture to, under certain circumstances, prevent any portion of the Senior Notes from being declared immediately due and payable under any provision of the Indenture, other than an event of default that occurs relating to insolvency or bankruptcy proceedings, until after the Forbearance Period. The Supplemental Indenture will have the effect of not permitting other holders of the Senior Notes to exercise their remedy, if any, to accelerate the maturity of the Senior Notes that they otherwise would have been entitled to under the Indenture during the Forbearance Period.
     As previously reported in a Current Report on Form 8-K filed on March 18, 2008, the Company delayed its semi-annual interest payment of approximately $6.6 million which was payable on March 17, 2008 on the Senior Notes and entered into negotiations with Tennenbaum. Under the terms of the Indenture, the Company’s failure to pay such semi-annual interest payment constituted an event of default entitling Tennenbaum, as the holder of at least 25% of the outstanding principal amount of the Senior Notes, to declare the entire principal amount of the Senior Notes to be immediately due and payable.
About Fremont General
     Fremont General Corporation is a financial services holding company with $8.8 billion in total assets, at September 30, 2007. The Company is engaged in deposit gathering through a retail branch network located in the coastal and Central Valley regions of Southern California and residential real estate mortgage servicing through its wholly-owned bank subsidiary, Fremont Investment & Loan. Fremont Investment & Loan funds its operations primarily through deposit accounts sourced through its 22 retail banking branches which are insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).
     The Retail Banking Division of the Bank continues to offer a variety of savings and money market products as well as certificates of deposits across its 22 branch network. Customer deposits remain fully insured by the FDIC up to at least $100,000 and retirement accounts remain insured separately up to an additional $250,000.
     To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.
Regulatory Filings
     The Company’s periodic reports as filed with the Securities and Exchange Commission (“SEC”) can be accessed at www.fremontgeneral.com and on the EDGAR’s section of the SEC’s website at www.sec.gov.
Forward-Looking Statements
     This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the SEC from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.
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